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                                                                   EXHIBIT 10.59

                             TELENETICS CORPORATION
                DIRECTOR COMPENSATION AND EQUITY INCENTIVE POLICY

         Effective June 13, 2002, the board of directors of Telenetics Corporation ("Company") adopted a director compensation and equity incentive policy that cancelled and superseded the Company's September 8, 2000 director compensation program and provided for the following:

         o Compensation to Michael Taglich as Chairman of the Board is $63,000 per year, in addition to any non-employee director compensation to which Mr. Taglich may otherwise be eligible;

         o Compensation of the Chairman of the Audit Committee is $5,000 per year, in addition to any non-employee director compensation that the Chairman of the Audit Committee may otherwise be eligible;

         o Compensation of each non-employee member of the board other than Mr. Schroeder and Mr. Parshall is $12,000 per year;

         o Compensation to Taglich Brothers, Inc. for the director services of Mr. Schroeder is $25,000 per year;

         o Compensation to Mr. Parshall for his director services is $15,000 per year;

         o Each non-employee director shall be entitled to reimbursement for reasonable and necessary expenses incurred in connection with attendance at meetings of the board or committees of the board; and

         o Each of the five non-employee members of the board received effective as of June 13, 2002 a non-qualified stock option outside of the Company's stock option plans to purchase up to 50,000 shares of common stock. The options have an initial exercise price of $0.115 per share, which is the closing price of a share of the Company's common stock on the day immediately preceding the date of grant, and (b) subject to continued service requirements and other terms of the applicable option agreement, are to vest and become exercisable in four equal quarterly installments beginning September 11, 2002 and to expire on June 12, 2012.

         The cash compensation was to be earned and payable quarterly in arrears unless deferred at the discretion of the Company's President, with the first installment coming due August 15, 2002 to cover the period from May 15, 2002 through August 15, 2002. However, a June 30, 2002 note modification agreement that the Company entered into with Dolphin Offshore Partners, L.P. provides that during the period that a 12% Subordinated Unsecured Promissory Note in the principal amount of $550,000 due to Dolphin Offshore Partners, L.P. on January 15, 2004 is outstanding, the Company may not pay cash compensation other than expense reimbursement to its directors for services rendered on or after May 15, 2002.